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                                                                   Exhibit 99.1

NEWS RELEASE

CONTACT: Neil Geary, Media, 203-863-1073, or Barbara Posner, Media, 203-863-1374, or Lisa Lobon, Investor Relations, 203-863-1186, all of Tenneco

  Tenneco Second Quarter Earnings Rise 33 Percent - To 81 Cents Per Share -
       On Revenue Gains In Automotive Original Equipment and Packaging

         GREENWICH, Conn., July 21, 1998 -- Tenneco (NYSE: TEN) today reported second quarter net income of $137 million, or 81 cents per share, compared to $104 million, or 61 cents per share in the second quarter of 1997, an increase of 33 percent.* Tenneco also reported a 5 percent increase in consolidated revenues to $2.0 billion, compared to the $1.9 billion reported the previous year.

         Tenneco's improved revenue and earnings were driven by strong performance by Tenneco Automotive's North American and European original equipment(OE) businesses and growth in the specialty and paperboard packaging businesses of Tenneco Packaging.

   Tenneco Packaging revenue increased from $1.0 billion to $1.1 billion. Tenneco Packaging operating income grew 83 percent from $82 million to $150 million for the second quarter of 1998, including a pretax $15 million gain, or 5 cents per share, on the sale of Tenneco Packaging's remaining 20 percent interest in a recycled paperboard joint venture with Caraustar Industries.

   Specialty Packaging's revenue increased from $669 million to $731 million and operating income increased from $90 million to $101 million. Operating income in Specialty's consumer products group improved as a result of strong consumer volume and improved consumer waste bag and stretch film margins. Hefty OneZip(R) bag volume increased 18 percent over the 1997 quarter. The flexible and protective packaging business of KNP BT, acquired last year, contributed to the strong sales and profit results.

   Paperboard packaging reported a 15 percent revenue increase to $402 million from $350 million a year ago as operating income rose from a loss of $8 million the previous year to $49 million, including the $15 million gain from Caraustar. Revenue and operating income improvements resulted from higher volume and improved year-over-year linerboard, medium and corrugated box pricing.

   Tenneco Automotive's overall revenue and operating income were essentially equal to last year's record quarterly performance. Tenneco Automotive reported $130 million in operating income on revenue of $864 million, compared to $131 million on revenue of $873 million in the year-earlier period. Original equipment business in North America and Europe recorded revenue increases of 11 percent and 13 percent to $259 million and $196 million respectively, helping overcome effects of the General Motors (GM) strike and currency fluctuation. The economic


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slowdown in Asia and South America had a negligible direct impact on earnings.

         North American OE revenue and operating income improved as the business placed its products in the fast-growing light truck market and successfully implemented numerous new OE platform launches. Tenneco Automotive European
OE operating income climbed significantly with the successful launch of new platforms, numerous full-system initiatives and increased content per launch. Tenneco Automotive's North American aftermarket revenues declined 18 percent to $189 million from $230 million in the year earlier second quarter, resulting in lower operating income, as Tenneco worked with its customers to reduce their inventory levels and improve their cash management. The effects of the inventory adjustment and increased service bay activity are expected to result in volume and margin improvement going forward. While European aftermarket sales declined 5 percent from $148 million to $141 million, operating income increased. In Argentina, where Tenneco has a leading position, aftermarket sales increased 15 percent.

   "Tenneco's second quarter earnings demonstrate that our businesses have the capacity to report consistent earnings despite uneven market conditions," said Dana G. Mead, Tenneco chairman and chief executive officer. "Tenneco Automotive's OE performance largely offset the combined effects of inventory corrections and weak demand in the North American aftermarket, the strike at GM and currency fluctuations. Likewise, we produced strong results in Specialty packaging and Paperboard. We expect Tenneco's top consumer brands and strong market positions in both major businesses to continue providing top-line growth and improved returns on a consistent basis."

         For additional detail see Segment Analysis following financial tables.

         Tenneco is an $8 billion global manufacturing company headquartered in Greenwich, Conn., with 50,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R)global brand names. Among its products are Sensa-Trac(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R)trash bags, Hefty OneZip(R) and Baggies(R) food storage bags, E-Z Foil(R)single-use aluminum cookware and Hexacomb(R) paper honeycomb products.

         For more information about Tenneco, visit the Tenneco website at http://www.tenneco.com.



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                    TENNECO CONSOLIDATED EARNINGS RESULTS
                                  Unaudited
                         THREE MONTHS ENDED JUNE 30,

                                  1998                   1997
    Net sales and operating
    revenues:

    Automotive               $864,000,000            $873,000,000
    Packaging               1,133,000,000           1,019,000,000
     Other                     (1,000,000)                     --
                           $1,996,000,000          $1,892,000,000

    Operating income (loss):
     Automotive              $130,000,000            $131,000,000
     Packaging                150,000,000(a)           82,000,000
     Other                     (4,000,000)             (1,000,000)
                              276,000,000             212,000,000
    Less:
     Interest expense (net of
      interest capitalized)    61,000,000              53,000,000
    Income tax expense         70,000,000              49,000,000
    Minority interest           8,000,000               6,000,000
    Net income               $137,000,000(a)         $104,000,000

    Average common shares
     outstanding:
      Basic                   169,200,000             169,800,000
      Diluted                 169,900,000             170,200,000
    Earnings per share of
     common stock:
      Basic                      $ .81(a)                   $ .61
      Diluted                    $ .81(a)                   $ .61

    (a) Includes a pretax gain of $15 million on the sale of Tenneco's remaining interest in the joint venture with Caraustar, $9 million or $.05 per share on an aftertax basis.

    Segment Analysis

    Overall Packaging Results

Tenneco Packaging revenues increased 11 percent to $1.1 billion in the second quarter of 1998 from $1.0 billion in the previous year. Tenneco Packaging operating income increased 83 percent from $82 million in the 1997 second quarter to $150 million in the second quarter of 1998, including a one-time gain from the sale of a joint venture interest.

    Specialty Packaging

    In Tenneco Packaging's Specialty business, revenues were $731 million in the second quarter of 1998, compared to $669 million the previous year, and operating income rose from $90 million to $101 million. In addition to the 18 percent volume increase in sales of the company's Hefty OneZip(R) bags, they recently were selected for distribution in more than 200 Wal-Mart Sam's stores. A successful national roll-out of Hefty Easy Flaps(TM) waste bags is nearing completion. The company is testing a jumbo version (2.5 gallon size)



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of the Hefty OneZip(R) bag in select multi-use markets. And sales of the
McDonald's Big Breakfast Deluxe foam container, which was launched in the first quarter in Los Angeles, Chicago and Baltimore, have exceeded initial expectations.

    The successful market introduction of the Hefty(R) Slide Rite(TM) bag closure system continued in the quarter. In addition, Medi-Zip(TM) medical and laboratory bags using Slide-Rite(TM) bag closure technology were introduced to the medical field during the second quarter with major shipments scheduled to begin in August. An improved Hefty OneZip(R) bag also was introduced during the quarter, featuring easier-moving, easier-gripping sliders, color-coded with red for refrigerator and blue for freezer use. Improved Hefty Handle Sak(TM) waste bags were shipped to customers in April. The bags are thicker, stronger and easier to dispense than before.

         Richter Manufacturing, a leading producer of protective packaging for the western United States, which Tenneco acquired in May 1998, with 1997 sales of $61 million, is rapidly being integrated with Tenneco Packaging's global protective packaging operations.

    Paperboard Packaging

    In the second quarter of 1998, Tenneco Packaging's paperboard business reported a 15 percent increase in revenue to $402 million, compared with $350 million in 1997. Operating income improved to $34 million, excluding the Caraustar gain, from a loss of $8 million in the second quarter last year. Improved volume and linerboard, medium and corrugated box pricing contributed to revenue and operating income improvements.

         Paperboard packaging's initiative to produce more high performance linerboard, including mottled white containerboard for internal use and clay coated linerboard for rotogravure applications, is expected to improve operating income by $10 million annually. Use of such products by Tenneco Packaging's folding carton and graphics division is expected to further expand the range of current product offerings.

         The Paperboard business continues to focus on productivity and cost reductions to improve profitability. Containerboard mill operations eliminated about $18 million in costs in the first half of 1998, more than offsetting inflation and higher fiber costs. Corrugated converting operations also reduced conversion costs 3 percent in the first six months of 1998 versus the same period a year ago.

    Automotive

    Tenneco Automotive reported operating income of $130 million on revenue of $864 million in the quarter, compared to record operating income and revenue of $131 million and $873 million a year earlier.

         In North America, Tenneco Automotive's combined OE and aftermarket revenue was $448 million, essentially even with last year, despite an 18 percent drop in the aftermarket. North American OE revenue increased 11 percent over the year earlier quarter.



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         Tenneco Automotive's global OE operating income increased 44 percent, driven by record 1998 product launches and new business. When combined with benefits from restructuring, the strength of the OE business more than offset soft aftermarkets, currency effects in Europe and Asia and the GM strike combined.

    Tenneco Automotive's North American OE revenues and operating income grew as a result of the company's ability to target and obtain contracts to supply vehicles in the growing light truck and sport utility vehicle segment. In addition, an array of cost management, efficiency and productivity gains helped improve results. In the quarter, the company launched new business with Ford, Chrysler and GM. For the first time the company began supplying catalytic converter assemblies to Ford for the Mustang. Ford also awarded Tenneco Automotive the contract to supply exhaust products for the high profile Nastruck and Sport Truck. And the Ford F-Series truck was launched with Tenneco supplying exhaust components from the Queretaro, Mexico, facility.

    Tenneco Automotive is conducting a major launch of GM's redesigned GMT800, supplying muffler and pipe assemblies, bushings and the new monotube shock absorbers, although production is temporarily halted during the strike. Production is expected to reach one million vehicles annually, providing Tenneco Automotive annual revenue of approximately $60 million. During the second quarter, Tenneco Automotive also ramped up production of shock absorbers for JX vehicles in Mexico.

         The North American OE group received the largest-ever single order in Tenneco Automotive's history with the award of the exhaust systems business for GM's new mid-sized Epsilon platform. The project, which starts in year 2000, will encompass four continents (North America, South America, Europe and Australia). Tenneco Automotive also expects to announce several significant global OE business awards in the near future.

         Tenneco Automotive's aftermarket business continues to operate in a generally weak global environment where sales industry-wide are down an estimated 8 to 10 percent. Second quarter revenue also was affected substantially by an effort to help customers better balance their inventory levels and stabilize their cash management positions. These actions are expected to help improve margins and sales in the second half of the year.

         The company is taking additional steps to counter aftermarket weakness. The recent launches of the new Walker(R) Quiet-Flow(TM) premium muffler and the Safetech(TM) update of the Monroe(R) Sensa-Trac(R) premium shock and strut line progressed well, supported by extensive advertising and marketing programs.

         Quarterly revenues from Tenneco Automotive's combined European operations increased 5 percent. An increase of 13 percent in European OE revenues to $196 million and significant operating income improvement reflected expanded business with Mercedes, Nissan, VW, Rover, Ford, Volvo, Toyota, GM/Opel, BMW, and Porsche, as well as aggressive restructuring efforts in Germany, the United Kingdom and



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France. European aftermarket operating income increased 4 percent due to restructuring and inventory management, although aftermarket revenues reflected an exchange rate impact and declined 5 percent in the quarter to $141 million.

         Tenneco Automotive's operating income in South America increased slightly versus the same quarter last year, even though Tenneco Automotive South American revenues declined 9 percent to $42 million in an overall market that fell 16 percent. New OE and aftermarket business, especially in Argentina, offset effects of the region's economic slowdown.

    Outlook

         "The combined operating performance of Tenneco Automotive and Tenneco Packaging in the first half of 1998 and the most recent quarter are the result of efforts to improve operations, reach customers with new products and build on two excellent manufacturing businesses worldwide," Mead said.

         "The outlook for Tenneco Automotive is good. Its OE business is growing and our potential to provide systems integration and grow globally is great." General industry forecasts call for stable production through the rest of 1998, although they do not include the effects of the GM strike.

    "Ford, Chrysler and GM are expected to continue driving the light truck segment while other producers gain ground in the passenger vehicle segment," Mead said. "Improving economic conditions in Mexico and Canada should further increase North American vehicle demand. In the aftermarket, inventory reductions and increased service bay activity are expected to improve results.

         "In Europe, Tenneco Automotive is identifying new business, such as the growing small car segment in Eastern Europe. In South America, recent investments are expected to drive growth. And while the outlook for Asia and the Pacific Rim remains soft due to the regional economic crisis, Tenneco Automotive continues to adopt aggressive cost management practices, maintain customer relationships and identify future opportunities.

    "The outlook for Specialty packaging is strong as new volume and new, higher-value-added consumer and industrial products add income growth," said Mead. Successful integration of acquisitions continues to yield cost advantages. Growth of 5 to 6 percent is expected in Specialty market segments throughout the year as the group strengthens its product positions among leading distributors and retailers.

    "In Paperboard, inventories have not declined as quickly as forecast, exacerbated by a steep decline in exports," Mead said. But a number of producers have announced downtime in July, with some downtime characterized as indefinite. "Longer term, most analysts predict improved supply and demand balance, with no new major capacity projected. If their predictions materialize, that would be very positive for our paperboard business."


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     Several statements in this press release are forward looking and are identified by the use of forward looking words and phrases, such as "continues," "continue," "scheduled to begin," "rapidly being integrated," "expect," "expects," "expected," "capacity to," "steps to counter," "will encompass," "outlook," "is growing," "forecasts call," "should further increase," "is building on," "will contribute," "potential is great," "analysts predict," and "if their predictions materialize." These forward looking statements are based on the Company's current expectations. Because forward looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the Company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs; (iv) changes in consumer demand and prices, including decreases in demand for Company products and the resulting negative impact on the Company's revenues and margins from such products (v); the cost of compliance with changes in regulations, including environmental regulations; (vi) workforce factors such as strikes or labor interruptions; (vii) material substitutions and increases in the costs of the Company's raw materials; (viii) the Company's ability to integrate operations of acquired businesses quickly and in a cost-effective manner; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the Company's control.

    *All earnings per share in this release are reported on a diluted basis.

SOURCE  Tenneco